Exhibit 99.1

Contact:	David Lilly / Joseph Kuo	Mark Ricca / Thomas Sperzel
	Kekst and Company	Carver Bancorp, Inc.
	(212) 521-4800	(212) 360-8820 / (212) 360-8843
CARVER BANCORP, INC. ANNOUNCES FISCAL 2009 AND FOURTH QUARTER RESULTS
Reports Fiscal Year 2009 Loss of $7.0 Million or ($2.87) Per Share and
Fourth Quarter Loss of $1.1 Million or ($0.48) Per Share
Driven By Prior Quarter Goodwill Impairment Charge and Provision for Loan Losses.
Board Declares Dividend of $0.10 Per Share
New York, New York, May 29, 2009 — Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank (“Carver” or the “Bank”), today announced financial results for its fiscal year (“fiscal 2009”) and fourth quarter ended March 31, 2009.
The Company reported a net loss of $1.1 million, or a loss per share of ($0.48), for the fourth quarter compared to net income of $0.5 million, or diluted earnings per share of $0.20, for the prior year period. The fourth quarter net loss primarily reflects a $1.9 million provision for loan losses. The Company reported a net loss after tax of $7.0 million, or a loss per share of ($2.87), for fiscal 2009 compared to net income of $4.0 million, or diluted earnings per share of $1.55, for the prior year period. The net loss for fiscal 2009 primarily reflects a $7.1 million non-cash goodwill impairment charge and a $2.7 million provision for loan losses.
Deborah C. Wright, the Company’s Chairman and CEO, stated: “Fiscal 2009 represented the most difficult year in decades for our nation’s banking industry. For many months New York City was resilient, however, by last quarter recessionary conditions began to severely impact our local banking industry, including Carver. As a result, Carver is posting its first fiscal year loss since 2001, resulting primarily from a $7.1 million non-cash charge, reflecting impairment to goodwill attributable to the 2006 acquisition of Community Capital Bank, and a $2.7 million provision for loan losses. The goodwill impairment charge is described in our third quarter financial statements. The increased provision for loan losses reflects the industry-wide challenges of an unprecedented credit environment and a substantial increase in delinquent loans. We are taking a proactive and loan by loan approach to managing delinquent loans, including frequent communications with borrowers and site visits. As a result of these efforts, only $0.5 million, or 0.08% of loans were charged off during fiscal 2009.
“The business climate continues to present significant challenges, without a near term inflection point to signal recovery. We are therefore focusing on three key initiatives to improve financial results and to prepare our company for business opportunities when conditions improve. First, we have chosen to reduce risk in our loan portfolio, given the very challenging credit environment, by curtailing origination of construction loans for the time being. We are instead increasing our focus on two core strengths of our company, multifamily and non-profit lending, which have historically produced low loss ratios, even during difficult economic times. Second, we are proactively managing the balance sheet, specifically taking advantage of near term opportunities to obtain funds at historically low costs, including deposits and borrowings. Our cost of funds declined 150 basis points for the fourth quarter, generating an increase in our net interest margin to 3.60% compared to 3.38% in the prior year period. Our capital position continues to be strong, and was further enhanced by our participation in the U.S. Treasury’s Troubled Asset Relief Program (“TARP”) Capital Purchase Program (“CPP”), issuing $18.9 million in preferred stock to the Treasury on January 16, 2009, which provided cost efficient equity capital for growth. Importantly, Carver was not required to issue warrants in connection with this capital issuance, as Community Development Financial Institutions are exempt from this requirement. Third, we continue to focus on costs. Regrettably, the significant impact of goodwill impairment and credit deterioration lead to an overall increase in expenses. Nevertheless, during fiscal 2009 we accomplished very difficult steps including eliminating 21% of our workforce, closing a branch and outsourcing our residential loan origination business, thereby closing that division. This fiscal year we are targeting vendor expense control to drive additional efficiencies.

“We are fully aware that, consistent with virtually all investors in our industry, our stockholders have experienced declines in share value. Despite the great difficulty of the period in which we operate, your management team is confident in the resilience of the communities in which we operate. Carver has been, and continues to be, a beacon in these communities for over 60 years. We will do all we can to take advantage of business opportunities that are likely to occur during this period. We will also continue to invest in the strategic direction of your company so that when the economy emerges from the current financial crisis, we’ll be even better positioned to profitably provide the lending and deposit services that our customers need, thereby building the shareholder value to which we are all committed.”
Carver also announced that on May 27, 2009 the Company’s Board of Directors declared a cash dividend on its common stock of ten cents ($0.10) per share for the fourth quarter. The dividend will be payable on June 13, 2009, to stockholders of record at the close of business on May 27, 2009.
Income Statement Highlights
Fourth Quarter Results
The Company reported a net loss of $1.1 million, or a per share loss of ($0.48), compared to net income of $0.5 million, or diluted earnings per share of $0.20, for the prior year period. The net loss of $1.1 million is primarily the result of a $1.9 million provision for loan losses and a $1.4 million decrease in non-interest income, partially offset by a $0.5 million increase in net interest income and a $1.1 million increase in income tax benefit.
Interest income decreased by $1.9 million, or 16.5%, to $9.9 million compared to $11.8 million for the prior year period. The decrease was primarily the result of decreases in interest income on loans of $1.8 million and investment securities of $0.2 million, partially offset by an increase in interest income from mortgage backed securities of $0.2 million due to increased balances of these securities. The decrease in interest income reflects a decrease in the yield on interest-earning assets of 119 basis points to 5.39% compared to 6.58% for the prior year period. The decrease in yield on interest earning assets was primarily the result of a 111 basis points decrease in the yield on loans as a result of LIBOR and prime based construction loans repricing at lower rates.

Interest expense decreased by $2.4 million, or 42.4%, to $3.3 million compared to $5.7 million for the prior year period. The decrease was primarily the result of a decrease in interest expense on deposits of $2.5 million. The decrease in interest expense primarily reflects a 150 basis points decrease in the average cost of interest-bearing liabilities to 1.98% compared to 3.48% for the prior year period, partially offset by an increase in the average balance of interest-bearing liabilities of $8.5 million, or 1.3%, to $668.3 million compared to $659.8 million for the prior year period. The decrease in the average cost of interest bearing liabilities was primarily the result of certificates of deposits repricing at lower rates as well as lower costs on short-term advances from the Federal Home Loan Bank of New York (“FHLB-NY”).
The Company recorded a $1.9 million provision for loan losses compared to no provision for the prior year period. The provision is in response to an increase in loan delinquencies associated with the deterioration in the housing market and the New York City economy.
Non-interest income decreased $1.4 million, or 66.7%, to $0.7 million compared to $2.1 million for the prior year period. The decrease was due primarily to a $0.6 million reduction in mortgage servicing rights and an impairment charge for loans held for sale, a $0.3 million decrease in gains realized from sale of securities and a $0.4 million decrease in other income.
Non-interest expense increased by $0.2 million, or 2.4%, to $8.4 million compared to $8.2 million for the prior year period. The increase was primarily due to increases in occupancy and equipment expense of $0.5 million, FDIC insurance of $0.1 million and other non-interest expense of $0.6 million, offset by decreases in consulting fees of $0.7 million and employee compensation and benefits of $0.4 million. The reduction in employee compensation and benefits expense was the result of a reduction in the number of employees and related cost of employee benefit plans.
The income tax benefit was $1.9 million compared to $0.7 million for the prior year period and is primarily from a tax credit of $0.5 million associated with the Company’s participation in the New Markets Tax Credit (“NMTC”) Program, established by the Community Renewal Tax Relief Act of 2000, and the $1.9 million loan loss provision. The Company expects to receive additional NMTC Program tax benefits of approximately $10.1 million from its $40.0 million investment through the period ending March 31, 2014. The NMTC Program allows an investor or lender to receive, over a seven year period, tax benefits of up to 39% of the amount of certain investments and/or loans to low-income communities or low-income persons.
Fiscal 2009 Results
Carver’s net loss for fiscal 2009 was $7.0 million, or a per share loss of ($2.87), compared to net income of $4.0 million, or diluted earnings per share of $1.55, for the prior year period. The net loss for fiscal 2009 was the result of an increase in non-interest expense of $8.0 million, a decrease in non-interest income of $2.7 million, and an increase in the provision for loan losses of $2.5 million, partially offset by an increase in income tax benefit of $2.3 million. The increase in non-interest expense is primarily the result of a non-cash goodwill impairment charge of $7.1 million. In the third quarter of fiscal 2009, the Company reported a goodwill impairment charge of $6.4 million. A re-evaluation of goodwill resulted in an additional charge of $0.7 million applied to the prior quarter results.

Interest income decreased $6.1 million, or 12.7%, to $42.0 million in fiscal 2009 compared to $48.1 million for the prior year period. The decrease was primarily the result of decreases in interest income on loans of $5.3 million and interest income on investment securities of $1.2 million, partially offset by an increase in interest income on mortgage-backed securities of $0.4 million. The decrease in interest income reflects a reduction in the yield on interest-earning assets of 98 basis points to 5.85% compared to 6.83% for the prior year period. The decrease in yield on interest earning assets was primarily the result of a 100 basis points reduction in the yield on loans as LIBOR and prime rate based construction loans repriced at lower rates. The decrease in interest income on investment securities was primarily the result of a decline in the average balance of investment securities from $22.9 million in the prior year period to $5.7 million. The higher level of interest income on mortgage-backed securities was primarily the result of an increase in the average balance of mortgage backed securities from $39.1 million to $50.0 million.
Interest expense decreased $6.2 million, or 27.3%, to $16.5 million in fiscal 2009 compared to $22.7 million for the prior year period. The decrease in interest expense resulted primarily from a 98 basis points decrease in the average cost of interest-bearing liabilities to 2.51% compared to 3.49% for the prior year period, offset partially by growth in the average balance of interest-bearing liabilities of $9.6 million, or 1.5%, to $658.1 million compared to $648.5 million for the prior year.
The Bank provided a $2.7 million provision for loan losses in fiscal 2009 compared to $0.2 million for the prior year period. The provision is in response to an increase in loan delinquencies associated with the deterioration in the housing market and New York City economy.
Non-interest income decreased $2.7 million to $5.2 million in fiscal 2009 compared to $7.9 million for the prior year period. The decrease is primarily related to other non-interest income decreasing $1.4 million due to a $1.7 million fee generated by a non-recurring NMTC transaction in the prior year period. The decrease also resulted from a reduction in loan fees and service charges of $0.4 million, a decrease in the gain on sale of securities of $0.4 million, and a mortgage servicing rights write-down of $0.3 million.
Non-interest expense increased $8.0 million, or 26.7%, to $37.8 million in fiscal 2009 compared to $29.9 million for the prior year. The increase is primarily due to the $7.1 million non-cash goodwill impairment charge as well as increases of $1.2 million in occupancy and equipment expense, $0.4 million in FDIC insurance and $0.6 million in professional fees, partially offset by decreases of $1.6 million in consulting fees and $0.2 million in employee compensation and benefits.

The Bank recorded a tax benefit of $3.2 million in fiscal 2009 compared to a tax benefit of $0.9 million for the prior year period. The total tax benefit for fiscal 2009 reflects tax credits of $2.0 million generated by the NMTC investment transaction discussed above and a tax benefit of $1.2 million related to a pre tax loss, excluding the effect of the non-cash goodwill impairment charge of $7.1 million.
Financial Condition Highlights
At March 31, 2009 total assets decreased $4.8 million, or 0.6%, to $791.4 million compared to $796.2 million at March 31, 2008, primarily the result of decreases in cash and cash equivalents of $14.0 million, a decrease in goodwill of $7.1 million and a decrease in other assets of $26.2 million, partially offset by an increase in investment securities of $36.6 million and an increase in total net loans receivable of $6.1 million.
Cash and cash equivalents decreased $14.0 million, or 51.3%, to $13.3 million at March 31, 2009 compared to $27.4 million at March 31, 2008, reflecting a $10.2 million decrease in money market investments and a $3.9 million decrease in cash and due from banks.
Total securities increased $36.6 million, or 95.9%, to $74.8 million at March 31, 2009 compared to $38.2 million at March 31, 2008, reflecting an increase of $39.1 million in available-for-sale securities and a $2.5 million decrease in held-to-maturity securities. Available-for-sale securities increased $39.1 million, or 187.4%, to $60.0 million at March 31, 2009 compared to $20.9 million at March 31, 2008, primarily due to purchases of U.S. guaranteed marketable securities. Held-to-maturity securities decreased $2.5 million, or 14.5%, to $14.8 million at March 31, 2009 compared to $17.3 million at March 31, 2008, primarily due to normal principal repayments and maturities of securities.
Total loans receivable, net, including loans held-for-sale, increased $3.5 million, or 0.5%, to $655.2 million at March 31, 2009 compared to $651.7 million at March 31, 2008. The increase was primarily the result of an increase in commercial real estate loans of $34.9 million and an increase in commercial business loans of $5.3 million, offset by decreases in one- to four- family loans of $18.8 million and construction loans of $14.7 million.
Other assets decreased $26.2 million, or 63.3%, to $15.1 million at March 31, 2009 compared to $41.4 million at March 31, 2008, primarily due to a deconsolidation of a $19.2 million minority interest in a community development subsidiary in connection with the Company’s participation in the NMTC Program.
Total liabilities increased $4.1 million, or 0.6%, to $727.2 million at March 31, 2009 compared to $723.1 million at March 31, 2008. The increase in total liabilities was primarily the result of an increase of $56.4 million in advances from the FHLB-NY and other borrowed money offset by a $51.3 million reduction in deposits. While the Bank has been successful in retaining deposits, management made a strategic decision to allow higher cost certificates of deposit to run off and replaced them with lower cost borrowings.
Deposits decreased $51.3 million, or 7.8%, to $603.4 million at March 31, 2009 compared to $654.7 million at March 31, 2008. The decrease in deposit balances was primarily the result of decreases in certificates of deposit of $65.2 million, savings accounts of $8.4 million and money market accounts of $2.3 million, which were partially offset by an increase of $20.2 million in NOW accounts and demand accounts of $5.0 million.

Advances from the FHLB-NY and other borrowed money increased $56.4 million, or 96.2%, to $115.0 million at March 31, 2009 compared to $58.6 million at March 31, 2008. The increase in advances and other borrowed money was primarily the result of an increase of $56.4 million in FHLB-NY advances to replace higher cost certificates of deposit and to leverage the capital obtained in the TARP CPP.
Total stockholders’ equity increased $10.3 million, or 19.1%, to $64.2 million at March 31, 2009 compared to $53.9 million at March 31, 2008. The increase in total stockholders’ equity was primarily attributable to capital obtained in the TARP CPP of $18.9 million, partially offset by a net loss for the year ended March 31, 2009 totaling $7.0 million, dividends paid of $1.0 million and a decrease in accumulated other comprehensive income of $0.4 million. The Bank’s capital levels exceed regulatory requirements of a well-capitalized financial institution.
Stock Repurchase Program
During the fourth quarter, the Company purchased no additional shares of common stock under its stock repurchase program. As of March 31, 2009, the Company has purchased a total of 176,174 shares at an average price per share of $15.72. The number of shares available to be repurchased under the program is 55,461 shares. As a result of the Company’s participation in the TARP CPP, the U.S. Treasury’s prior approval is required to make further repurchases.
Asset Quality
At March 31, 2009, non-performing assets totaled $26.3 million, or 3.31% of total assets compared to $4.0 million or 0.50% of total assets at March 31, 2008.
The allowance for loan losses was $7.0 million which represents a ratio of the allowance for loan losses to non-performing loans of 28.2% compared to 170.9% at March 31, 2008. The ratio of the allowance for loan losses to total loans was 1.09% at March 31, 2009 compared to 0.74% at March 31, 2008.
For additional information, please review the Company’s Form 10-K for the year ended March 31, 2009, which is scheduled to be filed on June 29, 2009.
About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank, founded in 1948 to serve African-American communities whose residents, businesses and institutions had limited access to mainstream financial services. Carver, the largest African- and Caribbean-American run bank in the United States, operates nine full-service branches in the New York City boroughs of Brooklyn, Manhattan and Queens. For further information, please visit the Company’s website at www.carverbank.com.
Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.
# # #

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
($ in thousands, except per share data)
(Unaudited)

	March 31,	March 31,
	2009	2008
ASSETS
Cash and cash equivalents:
Cash and due from banks	$8,251	$12,105
Money market investments	5,090	15,263

Total cash and cash equivalents	13,341	27,368

Securities:
Available-for-sale, at fair value (including pledged as collateral of $59,928 and $20,621 at March 31, 2009 and March 31, 2008, respectively)	59,973	20,865
Held-to-maturity, at amortized cost (including pledged as collateral of $14,342 and $16,643 at March 31, 2009 and March 31, 2008, respectively; fair value of $14,528 and $17,167 at March 31, 2009 and March 31, 2008, respectively)	14,808	17,307

Total securities	74,781	38,172

Loans held-for-sale	21,105	23,767

Loans receivable:
Real estate mortgage loans	581,987	578,957
Commercial business loans	57,398	51,424
Consumer loans	1,674	1,728
Allowance for loan losses	(7,049)	(4,878)

Total loans receivable, net	634,010	627,231

Office properties and equipment, net	15,237	15,780
Federal Home Loan Bank of New York stock, at cost	4,174	1,625
Bank owned life insurance	9,481	9,141
Accrued interest receivable	3,697	4,063
Goodwill	—	7,055
Core deposit intangibles, net	380	532
Other assets	15,196	41,437

Total assets	$791,402	$796,171

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$603,416	$654,663
Advances from the FHLB-New York and other borrowed money	115,017	58,625
Other liabilities	8,786	9,835

Total liabilities	727,219	723,123

Minority interest	—	19,150

Stockholders’ equity:
Preferred stock (TARP) (par value $0.01 per share, 2,000,000 shares authorized; 18,980 shares, with a liquidation preference of $1,000.00 per share, issued and outstanding as of March 31, 2009)	18,980	—
Common stock (par value $0.01 per share: 10,000,000 shares authorized; 2,524,691 shares issued; 2,475,037 and 2,481,706 shares outstanding at March 31, 2009 and 2008, respectively)	25	25
Additional paid-in capital	23,496	24,113
Retained earnings	22,418	30,005
Treasury stock, at cost (49,654 and 42,985 shares at March 31, 2009 and 2008, respectively)	(750)	(670)
Accumulated other comprehensive income	14	425

Total stockholders’ equity	64,183	53,898

Total liabilities and stockholders’ equity	$791,402	$796,171

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2009	2008	2009	2008
Interest Income:
Loans	$9,114	$10,920	$39,207	$44,499
Mortgage-backed securities	738	577	2,480	2,071
Investment securities	36	251	239	1,434
Money market investments	29	19	74	128

Total interest income	9,917	11,767	42,000	48,132

Interest expense:
Deposits	2,390	4,896	12,906	18,866
Advances and other borrowed money	906	828	3,600	3,790

Total interest expense	3,296	5,724	16,506	22,656

Net interest income	6,621	6,043	25,494	25,476

Provision for loan losses	1,933	—	2,703	222

Net interest income after provision for loan losses	4,688	6,043	22,791	25,254

Non-interest income:
Depository fees and charges	697	687	2,810	2,669
Loan fees and service charges	188	410	1,258	1,628
Gain on sale of securities	—	250	—	431
Gain (loss) on loans	(343)	219	(320)	323
Other	119	527	1,427	2,810

Total non-interest income	661	2,093	5,175	7,861

Non-interest expense:
Employee compensation and benefits	3,165	3,592	13,163	13,323
Net occupancy expense	1,208	917	4,350	3,590
Equipment, net	778	520	2,881	2,451
Consulting fees	197	902	1,174	2,753
Goodwill impairment	—	—	7,055	—
Federal deposit insurance premiums	123	18	512	75
Other	2,902	2,258	8,697	7,678

Total non-interest expense	8,373	8,207	37,832	29,870

Income (loss) before income taxes and minority interest	(3,024)	(71)	(9,866)	3,245
Income tax benefit	(1,908)	(713)	(3,202)	(881)
Minority interest, net of taxes	—	146	360	146

Net income (loss)	$(1,116)	$496	$(7,024)	$3,980

Earnings (loss) per common share:
Basic	$(0.48)	$0.20	$(2.87)	$1.60

Diluted	$(0.48)	$0.20	$(2.87)	$1.55

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES
($ in thousands)
(Unaudited)

	For the Three Months Ended March 31,
	2009			2008
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest Earning Assets:
Loans (1)	$660,812	$9,114	5.52%	$658,455	$10,920	6.63%
Mortgage-backed securities	66,189	738	4.46%	43,098	577	5.36%
Investment securities (2)	5,580	36	2.59%	10,449	251	9.63%
Money market investment	3,778	29	3.08%	2,882	19	2.64%

Total interest-earning assets	736,359	9,917	5.39%	714,884	11,767	6.58%
Non-interest-earning assets	57,994			72,430

Total assets	$794,353			$787,314

Interest Bearing Liabilities:
Deposits:
Now demand	$32,080	12	0.15%	$22,718	22	0.39%
Savings and clubs	116,855	63	0.22%	126,581	192	0.61%
Money market	46,420	167	1.44%	44,285	341	3.09%
Certificates of deposit	370,791	2,138	2.31%	397,129	4,332	4.38%
Mortgagors deposits	2,284	10	1.76%	2,386	9	1.51%

Total deposits	568,431	2,390	1.69%	593,099	4,896	3.31%
Borrowed money	99,880	906	3.64%	66,713	828	4.98%

Total interest-bearing liabilities	668,311	3,296	1.98%	659,812	5,724	3.48%
Non-interest-bearing liabilities:
Demand	53,436			49,111
Other liabilities	16,528			24,856

Total liabilities	738,275			733,779
Stockholders’ equity	56,078			53,535

Total liabilities & stockholders’ equity	$794,353			$787,314

Net interest income		$6,621			$6,043

Average interest rate spread			3.41%			3.10%

Net interest margin			3.60%			3.38%

(1)	Includes non-accrual loans

(2)	Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES
($ in thousands)
(Unaudited)

	For the Year Ended March 31,
	2009			2008
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest Earning Assets:
Loans (1)	$657,665	$39,207	5.96%	$639,583	$44,499	6.96%
Mortgage-backed securities	50,003	2,480	4.96%	39,079	2,071	5.30%
Investment securities (2)	5,706	239	4.19%	22,902	1,434	6.26%
Money market investment	3,990	74	1.85%	3,007	128	4.26%

Total interest-earning assets	717,364	42,000	5.85%	704,571	48,132	6.83%
Non-interest-earning assets	59,283			63,440

Total assets	$776,647			$768,011

Interest Bearing Liabilities:
Deposits:
Now demand	$26,339	61	0.23%	$24,660	138	0.56%
Savings and clubs	120,659	537	0.45%	131,627	1,004	0.76%
Money market	45,444	903	1.99%	44,688	1,193	2.67%
Certificates of deposit	372,563	11,357	3.05%	370,933	16,489	4.45%
Mortgagors deposits	2,738	48	1.75%	2,687	42	1.56%

Total deposits	567,743	12,906	2.27%	574,595	18,866	3.28%
Borrowed money	90,372	3,600	3.98%	73,880	3,790	5.13%

Total interest-bearing liabilities	658,116	16,506	2.51%	648,475	22,656	3.49%
Non-interest-bearing liabilities:
Demand	53,066			51,713
Other liabilities	12,302			12,803

Total liabilities	723,484			712,991
Stockholders’ equity	53,163			55,020

Total liabilities & stockholders’ equity	$776,647			$768,011

Net interest income		$25,494			$25,476

Average interest rate spread			3.34%			3.34%

Net interest margin			3.55%			3.62%

(1)	Includes non-accrual loans

(2)	Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED SELECTED KEY RATIOS
(Unaudited)

Three Months Ended	Year Ended
March 31,	March 31,
2009	2008	2009	2008
Selected Statistical Data:
Return on average assets (1)(11)	NM	0.25%	NM	0.52%
Return on average equity (2)(11)	NM	3.71%	NM	7.23%
Net interest margin (3)	3.41%	3.38%	3.55%	3.62%
Interest rate spread (4)	3.60%	3.10%	3.34%	3.34%
Efficiency ratio (5)	114.93%	103.79%	104.16%	90.31%
Operating expenses to average assets (6)	3.34%	4.29%	3.96%	3.92%
Average equity to average assets (7)	8.56%	6.80%	10.26%	7.16%

Average interest-earning assets to average interest-bearing liabilities	1.10	x	1.08	x	1.09	x	1.09	x

Net income (loss) per share — basic	$(0.48)	$0.20	$(2.87)	$1.60
Net income (loss) per share — diluted	$(0.48)	$0.20	$(2.87)	$1.55
Average shares outstanding — basic	2,469,970	2,483,414	2,471,732	2,491,970
Average shares outstanding — diluted	2,469,970	2,543,456	2,471,732	2,561,284
Cash dividends	$0.10	$0.10	$0.40	$0.40
Dividend payout ratio (8)(11)	NM	50.60%	NM	24.50%

	At March 31,
	2009	2008
Capital Ratios:
Tier I leverage capital ratio (9)	9.50%	7.79%
Tier I risk-based capital ratio (9)	11.70%	9.53%
Total risk-based capital ratio (9)	12.77%	10.28%

Asset Quality Ratios:
Non performing assets to total assets (10)	3.31%	0.50%
Non performing loans to total loans receivable (10)	3.88%	0.43%
Allowance for loan losses to total loans receivable	1.09%	0.74%
Allowance for loan losses to non-performing loans	28.17%	170.89%

(1)	Net income, annualized, divided by average total assets.

(2)	Net income, annualized, divided by average total equity.

(3)	Net interest income, annualized, divided by average interest-earning assets.

(4)	Combined weighted average interest rate earned less combined weighted average interest rate cost.

(5)	Operating expenses excluding Goodwill impairment divided by sum of net interest income plus non-interest income.

(6)	Non-interest expenses excluding Goodwill impairment, annualized, divided by average total assets.

(7)	Average equity divided by average assets for the period ended.

(8)	Dividends paid on common stock during the period divided by net income for the period.

(9)	These ratios reflect consolidated bank only.

(10)	Non performing assets consist of non-accrual loans, loans accruing 90 days or more past due and real estate owned.

(11)	Due to fiscal 2009 net loss, ratios are not meaningful.